Exhibit 99.1

Blueknight Announces Second Quarter 2016 Results

OKLAHOMA CITY - August 2, 2016 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three and six months ended June 30, 2016.

The Partnership reported a net loss of $18.9 million on total revenues of $43.4 million for the three months ended June 30, 2016, compared to net income of $7.7 million on total revenues of $46.6 million for the same period in 2015. BKEP recorded a net loss of $18.2 million on total revenues of $84.4 million for the six months ended June 30, 2016, compared to net income of $9.3 million on total revenues of $88.9 million for the first half of 2015. Net loss for the three and six months ended June 30, 2016, was impacted by impairment expense of $22.6 million and $22.8 million, respectively, primarily related to the cancellation of the Knight Warrior East Texas Eaglebine/Woodbine crude oil pipeline project as disclosed previously in the Partnership’s Form 8K filed with the Securities and Exchange Commission (“SEC”) on July 21, 2016.

BKEP’s adjusted earnings before interest, taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, gains related to investments and fees related to the Ergon transactions (“Adjusted EBITDA”) was $16.2 million for the three months ended June 30, 2016, as compared to $17.2 million for the same period in 2015, a decrease of 6%. Adjusted EBITDA was $29.8 million for the six months ended June 30, 2016, compared to $30.1 million for the same period in 2015. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP’s distributable cash flow was $9.2 million for the three months ended June 30, 2016, as compared to $13.3 million for the same period in 2015. Distributable cash flow for the six months ended June 30, 2016, was $17.9 million, as compared to $24.3 million for the same period in 2015. Distributable cash flow for the three and six months ended June 30, 2016, included $0.3 million of cash paid for fees related to the Ergon transactions. Distributable cash flow for the first six months of 2015 included $2.3 million of cash proceeds related to the sale of common units received in connection with the settlement of a 2008 claim with a previously related entity. Distributable cash flow was also impacted by an increase in maintenance capital expenditures of $2.3 million and $2.6 million for the three and six months ended June 30, 2016 as compared to the same periods in 2015, respectively, due to the timing of capital expenditures for our asphalt terminals and as a result of unanticipated maintenance capital related to storage tanks at three BKEP asphalt terminal facilities. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP also previously announced a second quarter 2016 cash distribution of $0.1450 per common unit, which is equal to the previous quarter’s distribution and a 1.8% increase over the second quarter 2015 distribution. The Partnership also announced a $0.17875 distribution per preferred unit. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended June 30, 2016, to be filed with the SEC on August 3, 2016.

Comments from BKEP CEO Mark Hurley:

“As we continue to transform and position BKEP to be a terminal-centric, growth-oriented company in a very challenging commodity environment, our second quarter 2016 results remain consistent with our expectations. Overall, our diversified asset portfolio continues to perform well in the current environment as evidenced by quarter over quarter increases in operating margin, excluding depreciation and amortization, in our crude oil terminalling and storage services and crude oil trucking and producer field services segments. Our crude oil terminalling and storage services segment continues to benefit from a strong crude storage market and our crude oil trucking and producer field services segment benefited from a sale of crude oil and increased distances in average hauls. These increases were offset by quarter over quarter decreases in our asphalt terminalling services and crude oil pipeline services segments. The decrease in our asphalt terminalling services segment was the result of a one-time contract renegotiation fee we earned in the second quarter of 2015, however, despite the quarter over quarter decrease, the asphalt terminalling services segment continues to perform well overall and we expect to end the year in very good shape. The second quarter of 2015 results also included $2.1 million in revenues attributable to a one year increased tariff on our East

Texas pipeline system that was in effect from June of 2014 through May of 2015. This decrease was partially offset by $1.6 million in sales of crude oil related to pipeline loss allowances during the three months ended June 30, 2016. Transported volumes on our pipeline and trucking and field services businesses continue to be impacted by the decline in crude oil production and crude oil prices. In addition, pipeline volumes were impacted by our April 2016 decision to suspend service on our Mid-Continent pipeline system due to a discovery of a pipeline exposure caused by heavy rains and the erosion of a riverbed in southern Oklahoma. There was no damage to the pipe and no loss of product and we took action to mitigate the service suspension and worked with customers to divert volumes. In July of 2016, we completed a connection of the southeastern segment of our Mid-Continent pipeline system to our Eagle North system and concurrently reversed the Eagle North system. This enabled us to begin to recapture diverted volumes and deliver those barrels to Cushing, Oklahoma. As a result, we are currently operating one Oklahoma mainline system, which is a combination of both the Mid-Continent and Eagle Pipeline systems instead of two separate systems. We continue to evaluate the timing of and long-term repair necessary to allow us to operate two separate Oklahoma pipeline systems and expect to make those repairs soon. Once repaired we expect to operate two separate crude oil pipelines - one pipeline will transport a heavier stream of crude oil and the other will transport condensate produced in the SCOOP play in southern Oklahoma. We remain very optimistic about the condensate project as production in the area has continued to be strong even with the downturn in crude oil prices.”

“The announcement two weeks ago that a subsidiary of Jackson, Mississippi-based Ergon, Inc. has agreed to purchase BKEP’s general partner represents a transformative opportunity for our partnership and will provide immediate growth. In connection with the purchase of BKEP’s general partner, Ergon will contribute nine asphalt terminals located in Wolcott, Kansas; Ennis, Texas; Chandler, Arizona; Mt. Pleasant, Texas; Pleasanton, Texas; Birmingport, Alabama; Memphis, Tennessee; Nashville, Tennessee; and Yellow Creek, Mississippi. The transaction includes approximately 2.0 million barrels of storage capacity in return for approximately $108.8 million of consideration from BKEP. Once the transaction is closed, Blueknight will own a network of 54 asphalt terminals in 26 states with a combined capacity of 10.2 million barrels of asphalt and residual fuel oil storage. Ergon will also enter into an exclusive long-term services agreement for the facilities. We expect this transaction to be immediately accretive to the Partnership, generating anticipated first year cash flows at an implied purchase price multiple in the 8-9 times range. The transactions are subject to customary closing conditions and regulatory approvals. We anticipate the transactions to close on or before September 30, 2016.”

“We continue to place a high priority on maintaining our distribution coverage and overall balance sheet strength and on July 26, 2016, we sold 3,795,000 common units in a public offering at a price of $5.90 per unit, resulting in net proceeds of approximately $21.2 million. This transaction enables us to maintain a strong balance sheet and provide additional flexibility as we move forward with our new general partner. Our distribution coverage for the second quarter of 2016, inclusive of $0.6 million of distributions attributable to the common units issued on July 26, 2016, was 0.82 times (0.85 times before cash paid for fees related to the Ergon transactions) versus a coverage of 1.27 times for the same quarter in 2015. We expect our coverage to increase and our debt leverage to remain flat or decrease over the next several quarters.”

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2015 and 2016 (in thousands except per unit data):

	Three Months ended June 30,		Six Months ended June 30,
	2015	2016	2015	2016
	(unaudited)
Service revenue:
Third party revenue	$36,389	$30,854	$68,512	$61,110
Related party revenue	10,185	5,862	20,418	12,871
Product sales revenue:
Third party revenue	—	6,709	—	10,454
Total revenue	46,574	43,425	88,930	84,435
Costs and expenses:
Operating	33,383	27,290	65,768	55,050
Cost of product sales	—	4,089	—	7,276
General and administrative	4,667	4,834	9,644	9,579
Asset impairment expense	—	22,574	—	22,845
Total costs and expenses	38,050	58,787	75,412	94,750
Gain (loss) on sale of assets	(40)	14	264	(19)
Operating income (loss)	8,484	(15,348)	13,782	(10,334)
Other income (expense):
Equity earnings in unconsolidated affiliate	1,283	157	1,939	781
Interest expense (net of capitalized interest of $50, $7, $73 and $41, respectively)	(1,951)	(3,697)	(6,234)	(8,567)
Income (loss) before income taxes	7,816	(18,888)	9,487	(18,120)
Provision for income taxes	106	48	198	90
Net income (loss)	$7,710	$(18,936)	$9,289	$(18,210)

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$241	$(195)	$344	$(51)
Preferred interest in net income	$5,391	$5,389	$10,782	$10,780
Income (loss) available to limited partners	$2,078	$(24,130)	$(1,837)	$(28,939)

Basic and diluted net income (loss) per common unit	$0.06	$(0.71)	$(0.05)	$(0.85)

Weighted average common units outstanding - basic and diluted	32,915	33,206	32,905	33,191

The table below summarizes our financial results by segment operating margin, excluding depreciation and amortization, for the three and six months ended June 30, 2015 and 2016 (in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2015	2016	2015	2016	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$12,662	$11,549	$21,275	$22,725	(1,113)	(9)%	1,450	7%
Crude oil terminalling and storage operating margin	4,882	5,137	8,950	10,296	255	5%	1,346	15%
Crude oil pipeline services operating margin	2,020	1,935	4,770	2,577	(85)	(4)%	(2,193)	(46)%
Crude oil trucking and producer field services operating margin	365	1,113	1,551	1,334	748	205%	(217)	(14)%
Total operating margin, excluding depreciation and amortization	$19,929	$19,734	$36,546	$36,932	(195)	(1)%	386	1%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, gains related to investments and fees related to the Ergon transactions. Distributable cash flow is defined as adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, cash paid for taxes, and cash paid for fees related to the Ergon transactions. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three Months ended June 30,		Six Months ended June 30,
	2015	2016	2015	2016
Net income (loss)	$7,710	$(18,936)	$9,289	$(18,210)
Interest expense	1,951	3,697	6,234	8,567
Gain related to investments	—	—	(267)	—
Income taxes	106	48	198	90
Depreciation and amortization	6,738	7,688	13,384	14,823
Non-cash equity-based compensation	722	643	1,275	1,188
Asset impairment charge	—	22,574	—	22,845
Fees related to the Ergon transactions	—	511	—	511
Adjusted EBITDA	$17,227	$16,225	$30,113	$29,814
Cash proceeds from sale of investments	—	—	2,346	—
Cash paid for interest	(2,530)	(3,198)	(4,825)	(5,906)
Cash paid for income taxes	(384)	(242)	(384)	(254)
Maintenance capital expenditures, net of reimbursable expenditures	(1,020)	(3,288)	(2,926)	(5,512)
Cash paid for fees related to the Ergon transactions	—	(274)	—	(274)
Distributable cash flow	$13,293	$9,223	$24,324	$17,868

Distribution declared (1)	$10,477	$11,223	$20,821	$21,880
Distribution coverage ratio	1.27	0.82	1.17	0.82
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/ (Unfavorable)

(in thousands)	2015	2016	2015	2016	$	%	$	%
Total operating margin, excluding depreciation and amortization	$19,929	$19,734	36,546	36,932	(195)	(1)%	386	1%
Depreciation and amortization	(6,738)	(7,688)	(13,384)	(14,823)	(950)	(14)%	(1,439)	(11)%
General and administrative expense	(4,667)	(4,834)	(9,644)	(9,579)	(167)	(4)%	65	1%
Asset impairment expense	—	(22,574)	—	(22,845)	(22,574)	N/A	(22,845)	N/A
Gain (loss) on sale of assets	(40)	14	264	(19)	54	(135)%	(283)	(107)%
Operating income	$8,484	$(15,348)	$13,782	$(10,334)	(23,832)	(281)%	(24,116)	(175)%

Investor Conference Call

The Partnership will discuss second quarter 2016 results during a conference call on Wednesday, August 3, 2016 at 1:30 p.m. CDT (2:30 p.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership's website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma Interchange, approximately 985 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma, and Texas and approximately 8.2 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 24 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900